Exhibit 99.1

LM Funding Reports First Quarter 2018 Results

(Unless stated otherwise, all first quarter 2018 comparisons are relative to the first quarter of 2017)

TAMPA, Fla., May 14, 2018 (GLOBE NEWSWIRE) -- LM Funding America, Inc. (NASDAQ:LMFA) (NASDAQ:LMFAW), a technology based specialty finance company offering unique funding solutions to community associations, today announced its results for the first quarter ended March 31, 2018.

FIRST QUARTER 2018 HIGHLIGHTS

Net loss improved to $9,000 from $403,000

Revenue decreased $60,000 (5.9%) to $964,000 from $1.024 million.

Total expenses decreased $560,000 (36.5%) to $973,000 from $1.533 million.

Staff costs and payroll reductions saved $111,000.  Additional expense savings resulted from eliminating $103,000 in marketing costs that were incurred in the first quarter of 2017 and reducing professional fees related to litigation from $267,000 in first quarter of 2017 to $61,000 for the first quarter of 2018 for a savings of $206,000. Settlement costs with associations and collection costs decreased $97,000 during the quarter.

“At the end of 2017 and first quarter of 2018, we eliminated interest expense and decreased payroll costs,” said Bruce Rodgers, LM Funding’s Chief Executive Officer.   “In addition, we experienced some positive litigation developments which decreased expenses for professional fees and we realized improved revenues from our rental properties.  These factors contributed to the overall positive financial direction of the Company for the first quarter of 2018,” Rodgers said.

About LM Funding America

LM Funding America, Inc., together with its subsidiaries, is a technology based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois. The company offers funding to Associations by purchasing a certain portion of the associations’ rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. It is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each Association’s financial needs, including under its New Neighbor Guaranty™ program.  The company was founded in 2008 and is based in Tampa, Florida. The company's common shares and warrants trade on the NASDAQ Capital Market under the symbols "LMFA" and "LMFAW”.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements.  Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties.  Some of these risks and uncertainties are identified in the company’s filings with the SEC.  The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations.

Company Contact:

Bruce Rodgers

Chairman and CEO

LM Funding America, Inc.

Tel (813) 222-8996

investors@lmfunding.com

LM Funding America, Inc. and Subsidiaries Condensed Consolidated Statements of Operations
Three and Three Months Ended March 31, 2018 and 2017 (unaudited)

	March 31,
	2018	2017
Revenues:
Interest on delinquent association fees	$550,862	$691,648
Administrative and late fees	68,328	78,035
Recoveries in excess of cost - special product	67,537	20,939
Underwriting and other revenues	54,561	68,729
Rental revenue	222,445	164,605
Total revenues	963,733	1,023,956

Operating Expenses:
Staff costs and payroll	402,283	513,221
Professional fees	60,942	266,650
Settlement costs with associations	15,712	65,485
Selling, general and administrative	346,713	490,677
Provision for credit losses	581	-
Real estate management and disposal	119,362	130,120
Depreciation and amortization	22,155	15,438
Collection costs	602	48,094
Other operating expenses	4,301	3,072
Total operating expenses	972,651	1,532,757
Operating loss	(8,918)	(508,801)
Interest expense	-	126,612
Loss before income taxes	(8,918)	(635,413)
Income tax benefit	-	(232,512)
Net loss	$(8,918)	$(402,901)

Loss per share:
Basic	$(0.00)	$(0.12)
Diluted	(0.00)	(0.12)
Weighted average number of common shares outstanding:
Basic	6,253,189	3,300,000
Diluted	6,253,189	3,300,000

LM Funding America, Inc. and Subsidiaries Condensed Consolidated Balance Sheets
March 31, 2018 (unaudited) and December 31, 2017

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Cash	$464,908	$590,394
Finance receivables:
Original product - net (Note 2)	575,673	637,937
Special product - New Neighbor Guaranty program - net (Note 3)	338,360	339,471
Prepaid expenses and other assets	121,282	101,339
Fixed assets, net (Note 1)	58,672	69,505
Real estate assets owned (Note 1)	184,300	196,707
Other Assets	62,964	32,964
Total assets	$1,806,159	$1,968,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable (Note 5)
Principal amount	$15,611	$39,028
Accounts payable and accrued expenses	338,834	477,953
Due to related party (Note 4)	27,480	-
Accrued loss litigation settlement	505,000	505,000
Other liabilities and obligations	31,709	49,353
Total liabilities	918,634	1,071,334
Stockholders’ equity:
Common stock, par value $.001; 10,000,000 shares authorized; 6,253,189 shares issued and outstanding	6,253	6,253
Additional paid-in capital	11,907,915	11,908,455
Accumulated deficit	(11,026,643)	(11,017,725)
Total stockholders’ equity	887,525	896,983
Total liabilities and stockholders’ equity	$1,806,159	$1,968,317

LM Funding America, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2018 and 2017 (unaudited)

	Years ended March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,918)	$(402,901)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	22,155	15,438
Stock Compensation	(540)	10,722
Amortization of debt issuance costs	-	24,641
Change in assets and liabilities
Accounts Receivable	(1,408)	2,965
Prepaid Expenses	(18,532)	(8,534)
Other Assets	-	(880)
Accounts Payable	3,916	10,709
Accrued Expenses	(143,035)	(159,152)
Advances (repayments) to related party	27,480	(48,365)
Other Liabilities	(17,644)	(5,230)
Deferred taxes	-	(232,512)
Net cash used in operating activities	(136,526)	(793,099)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net collections of finance receivables - original product	62,264	33,163
Net collections of finance receivables - special product	1,108	46,796
Capital expenditures	-	(773)
Proceeds for real estate assets owned	1,085	20,518
Net cash provided by investing activities	64,457	99,704
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal repayments	(23,417)	(180,000)
Debt issue costs	(30,000)	-
Net cash used in financing activities	(53,417)	(180,000)

NET INCREASE (DECREASE) IN CASH	(125,486)	(873,395)
CASH - BEGINNING OF YEAR	590,394	2,268,180
CASH - END OF YEAR	$464,908	$1,394,785

SUPPLEMENTAL DISCLOSURES OF CASHFLOWINFORMATION
Cash paid for interest	$-	$101,971
Income tax	$-	$-